EXHIBIT 4.7

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 3, 2014, among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Garden City Minerals, LLC, a Delaware limited liability company (the “New Guarantor”), Laredo Midstream Services, LLC, a Delaware limited liability company (the “Existing Guarantor”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Existing Guarantor and the Trustee are parties to an indenture dated April 27, 2012, as amended by that certain Second Supplemental Indenture, dated as of December 31, 2013 (as so amended, the “Base Indenture”), as supplemented by an Amended & Restated Supplemental Indenture dated as of June 24, 2014 (the “Amended & Restated Supplemental Indenture”; and the Base Indenture, as supplemented by the Amended & Restated Supplemental Indenture, the “Indenture”), which amended and restated the First and Second Supplemental Indentures to the Base Indenture, dated as of April 27, 2012 and December 31, 2013, respectively, all providing for the issuance of 7⅜% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 8.01 of the Amended & Restated Supplemental Indenture provides that, without the consent of any Holders, the Company and the Existing Guarantors, when authorized by a Board Resolution of the Company, and the Trustee, at any time and from time to time, may supplement or amend the Indenture (including the Amended & Restated Supplemental Indenture) to add a Guarantor or additional obligor under the Amended & Restated Supplemental Indenture or permit any Person to guarantee the Notes and/or obligations under the Amended & Restated Supplemental Indenture;

WHEREAS, the New Guarantor wishes to guarantee the Notes pursuant to the Indenture;

WHEREAS, pursuant to Section 4.12 and Article Nine of the Amended & Restated Supplemental Indenture, the Company, the Existing Guarantors and the New Guarantor have requested that the Trustee enter into this Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantors and the New Guarantor, the legal, valid and binding agreement of the Company, the Existing Guarantors and the New Guarantor, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantor, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2. Guarantee. The New Guarantor hereby guarantees, on a senior unsecured basis, to each Holder of a Note and to the Trustee, the obligations of the Company under the Amended & Restated Supplemental Indenture and the Notes pursuant to the terms and conditions of Article Nine of the Amended & Restated Supplemental Indenture (each such guarantee, a “Guarantee”) and the New Guarantor agrees to be bound as a Guarantor under the Amended & Restated Supplemental Indenture as if and to the same extent as the New Guarantor had constituted an Initial Guarantor; provided that the New Guarantor can be released from its Guarantee to the same extent as any other Guarantor under the Amended & Restated Supplemental Indenture.

Section 3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. Any party delivering an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Supplemental Indenture.

Section 5. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Existing Guarantor and the New Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

LAREDO PETROLEUM, INC.,
a Delaware corporation

By:    /s/ Richard C. Buterbaugh
Name: Richard C. Buterbaugh

Title:	Executive Vice President and Chief Financial Officer

GARDEN CITY MINERALS, LLC,
a Delaware limited liability company

By:    /s/ Richard C. Buterbaugh
Name: Richard C. Buterbaugh

Title:	Executive Vice President and Chief Financial Officer

LAREDO MIDSTREAM SERVICES, LLC,
a Delaware limited liability company

By:    /s/ Richard C. Buterbaugh
Name: Richard C. Buterbaugh

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:    /s/ John C. Stohlman
Authorized Signatory

[Signature Page to Fourth Supplemental Indenture]